Patent Issued for Core Technology Used by MyECheck Inc. for Remotely Created Check Service

Check 21 electronic transaction processor has sole rights to patent for “Method and Apparatus for Online Check Processing”.

Sacramento, CA, June 25, 2008 // MyECheck Inc. (MYEC NASD OTCBB), an electronic transaction processor and provider of alternative payment solutions, is pleased to announce that the United States Patent & Trademark Office has granted a patent for the technology used by MyECheck for the creation and clearing of imaged authorized demand drafts also known as remotely created check image files.

The Patent issued by the United States Patent & Trademark Office is patent number 7,389,913 and was issued on 06/24/2008, entitled:  “METHOD AND APPARATUS FOR ONLINE CHECK PROCESSING”.

In general, the patent describes a computer-implemented method for processing an online or phone order payment for an item. The item can comprise one of a physical product, a service, digital media, or digital content. The financial institution can be one of a bank, savings and loan (S&L), credit union, or other. In one implementation, a fully integrated online check processing system is provided that functions much like credit card authorization and settlement, but is much more universally available to consumers, businesses and other users.

Compared to payment systems involving cards or funds transfer systems associated with the ACH network, the electronic images of authorized demand drafts created by the check creation and processing system enable more customers because they are acceptable at every U.S. bank and financial institution, including accounts where ACH is not eligible. Moreover, the check processing system is not subject to NACHA rules and other NACHA regulatory oversight.

Through an agreement with the patent’s inventor and owner, MyECheck founder and CEO Ed Starrs, MyECheck is the sole licensee of this new patented technology creating a significant asset for the company.  MyECheck uses this technology to provide merchants with the fastest, safest and most cost effective method of accepting payments online, over the phone or from other remote applications.

Ed Starrs, CEO of MyECheck announced, “MyECheck now has the intellectual property rights to secure our system of eCheck software throughout the industry.  We were not only first to market with an online Check 21 solution; we have now staved off competitors. As the most viable alternative payment method, our system provides merchants with access to more customers at a much lower cost than card processing.”

Starrs added, “While many checking accounts are not accessible through the ACH network, MyECheck can clear funds from all checking accounts within the Federal Reserve banking system giving us the broadest reach of any electronic payment system.  We are excited about this development and believe it will further our growth in the transaction processing industry, while positioning us as the leader in online and remote check processing.”

More information on the patent may be found on the company’s website or at the United States Patent & Trademark Office.

About MyECheck

MyECheck Inc. is a leading provider of comprehensive alternative payment solutions to credit cards for brick & mortar, internet, and intranet commerce.  MyECheck utilizes a proprietary method of creating and clearing remotely created checks (RCCs) for exceedingly fast, secure and convenient payments.  As the leader in Check 21 solutions and check image processing for online merchants, MyECheck's patented RCC solution provides merchants with financial access to more consumers than any other single payment method, allowing the fastest, safest and most convenient way to process electronic payments from customers.

Please visit www.myecheck.com

Forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including, without limitation, continued acceptance of mentioned products, increased levels of competition, new products and technological changes, dependence upon third-party suppliers, intellectual property rights, and other risks detailed from time to time in periodic reports filed with the Securities and Exchange Commission.

Investor Relations:
Patrick Lowry
(916) 932-0089
ir@myecheck.com
www.myecheckcorporate.com